Exhibit 24


                               POWER OF ATTORNEY
                               -----------------

         KNOW ALL PERSONS BY THESE PRESENTS that I, Mark I. Golden, do hereby make, constitute and appoint Michael D. Harris, acting individually, as my true and lawful attorney, to execute and deliver in my name and on my behalf whether I am acting individually or as representative of others, any and all documents required to be signed in order to complete the Agreement and Plan of Merger by and between New Mountaintop Corporation, Trust Licensing, Inc. and Trust Licensing, LLC. (the "Merger Agreement"), giving and granting unto said attorney-in-fact the power and authority to act in the premises as fully and to all intents and purposes as I might or could do personally, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Prior to executing any documents on my behalf, Mr. Harris shall obtain my consent via e-mail.

         THIS POWER OF ATTORNEY shall remain in full force and effect until the first to occur of this power of attorney being revoked in writing by the undersigned or by the attorney-in-fact, or the mailing of the Schedule 14-C in connection with the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.



                                                     /s/ Mark I. Golden
                                                     ------------------
                                                     Mark I. Golden